As filed with the Securities and Exchange Commission on October 23, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KENNAMETAL INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0900168 (I.R.S. Employer Identification Number)

World Headquarters 1600 Technology Way P.O. Box 231 Latrobe, Pennsylvania (Address of Principal Executive Offices)	15650 (Zip Code)
KENNAMETAL INC.
STOCK AND INCENTIVE PLAN OF 2002
(Full title of the plans)
David W. Greenfield, Esquire
Vice President, Secretary and General Counsel
Kennametal Inc.
World Headquarters
1600 Technology Way
P.O. Box 231
Latrobe, Pennsylvania 15650-0231
(Name and Address of agent for service)
(724) 539-5000
(Telephone Number, including area code, of agent for service)

Copy to:
Ronald Basso
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219-1410
(412) 562-8800

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered	Per Share	Price	Fee
Capital Stock(1), par value $1.25 per share	1,500,000	$22.26(2)	$33,390,000(2)	$1,312.23(3)

(1)	Includes Preferred Stock Purchase Rights. Prior to the occurrence of certain events, such rights will not be exercisable or evidenced separately from the Capital Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h). In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Capital Stock as quoted on the New York Stock Exchange on October 21, 2008.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933.

INCORPORATION OF PRIOR REGISTRATION STATEMENTS BY REFERENCE
SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.1

INCORPORATION OF PRIOR REGISTRATION STATEMENTS BY REFERENCE
     Kennametal Inc. (the “Corporation”) hereby incorporates by reference into this Registration Statement the information contained in the Corporation’s earlier Registration Statements: File No. 333-142727; File No. 333-120314; and File No. 333-100867, each relating to the Corporation’s Stock and Incentive Plan of 2002; provided, however, that with respect to Part II, Item 5 therein, Mr. William R. Newlin is no longer the Managing Director or a shareholder of Buchanan Ingersoll & Rooney PC.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Latrobe, Pennsylvania, on October 23, 2008.

KENNAMETAL INC.
By:	/s/ David W. Greenfield
David W. Greenfield
Vice President, Secretary and General Counsel

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Carlos M. Cardoso and David W. Greenfield, and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 23rd day of October, 2008.

Signature	Capacity

/s/ Carlos M. Cardoso Carlos M. Cardoso	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Frank P. Simpkins Frank P. Simpkins	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Wayne D. Moser Wayne D. Moser	Vice President Finance and Corporate Controller (Principal Accounting Officer)

/s/ Ronald M. DeFeo Ronald M. DeFeo	Director

/s/ Philip A. Dur Philip A. Dur	Director

/s/ A. Peter Held A. Peter Held	Director

/s/ Timothy R. McLevish Timothy R. McLevish	Director

/s/ William R. Newlin William R. Newlin	Director

/s/ Lawrence W. Stranghoener Lawrence W. Stranghoener	Director

/s/ Steven H. Wunning Steven H. Wunning	Director

/s/ Larry D. Yost Larry D. Yost	Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.01	Rights Agreement, effective as of November 2, 2000 (incorporated by reference to Exhibit 1 of Form 8-A filed on October 10, 2000)

4.02	First Amendment to Rights Agreement, made and entered into as of October 6, 2004 (incorporated by reference to Exhibit 4.1 of Form 8-K filed on October 6, 2004)

5.01	Opinion of Buchanan Ingersoll & Rooney PC

10.01	Stock and Incentive Plan of 2002, as amended (incorporated by reference to Appendix A of the Corporation’s Definitive Proxy Statement filed on September 8, 2008)

23.01	Consent of Independent Registered Public Accounting Firm

23.02	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.01 hereto)

24.01	Powers of Attorney (contained herein on the signature page)